UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

Golden Seed, Inc.

(Exact name of issuer as specified in its charter)

2894 South Coast Hwy, Suite #1

Laguna Beach, CA 92651

A Delaware Corporation

82-3430220

949-833-0222

(Registrant’s telephone number, including area code)

Class B Non-Voting Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, the term “GOLDEN SEED, INC.” “Goldenseed” “we,” or “the company” refers to GOLDEN SEED, INC.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. Business

Golden Seed, Inc. (the “Company” or “Golden Seed” or “Goldenseed”) was initially formed on November 8, 2017 as a Delaware Limited Liability Company (Golden Seed, LLC). On June 20, 2019, Golden Seed, LLC was converted into a Delaware corporation and now operates as Golden Seed, Inc.  On September 30, 2019, the Company filed a fictitious business name statement with the state of California to use the fictitious name “Goldenseed.”

The equity of Goldenseed is held 91.65% by Red M Holdings, LLC, (“Red M Holdings”) a Delaware Limited Liability Company. 100% of the voting power of Goldenseed is held by Red M Holdings. 55% of the equity and 50.41% of the voting power in Red M Holdings is held by Calypso Ventures, LLC and the remaining 45% of the equity and 41.24% of the voting power in Red M Holdings, is held by Cruzin, LLC.

Calypso Ventures, LLC is a Delaware Limited Liability Company where 72.5% of the equity and 80% of the voting power is held by Dusty Road Investment Group, LLC, 20% of the equity and 20% of the voting power is held by Geoffrey Dunn, Golden Seed’s Director of Community and Government Relations and the remaining 7.5% of the equity and 0% of the voting power held by Mark Vargas a private individual. The manager of Red M Holdings, LLC is Dusty Road Investment Group, LLC.

Dusty Road Investment Group, LLC is a Delaware Limited Liability Company where 18.67% of the equity and 18.67% of the voting power is held by Estate of Scott Goldie, 26.915% of the equity and 30.665% voting power is held by Neil Brandom, CEO and CFO of Golden Seed, and the remaining 26.915% of the equity and 30.665% of the voting power is held by Christopher Yelich, President and director of Golden Seed.  Dusty Road Investment Group, LLC is managed by its three members.

Cruzin, LLC is an entity whose ownership, voting control and management have no common persons or entities with the officers and directors of Golden Seed, Inc.

The primary business of Golden Seed is the cultivation and manufacturing, of marijuana grown in California, and sold and distributed to businesses and individuals in the state of California.

For more details on our business, please review our latest SEC filing at https://www.sec.gov/Archives/edgar/data/0001780914/000178091421000008/0001780914-21-000008-index.htm

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of the Company's financial condition and results of the Company's operations together with the Company's financial statements and related notes appearing at the end of this Form 1-K. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in the Company’s Offering Circular.

Golden Seed, Inc. was initially formed on November 8, 2017 as a Delaware Limited Liability Company (Golden Seed, LLC). On June 20, 2019, Golden Seed, LLC was converted into a Delaware corporation and now operates as Golden Seed, Inc. On September 30, 2019, the Company filed a fictitious business name statement with the state of California to use the fictitious name “Goldenseed” and uses this fictitious name for product branding and other purposes. The Company legally cultivates and sells cannabis and cannabis-related products in Santa Cruz County, California. All shares in the Company being sold in this Offering are Shares of Class B Common Stock with the rights and privileges as set out herein.

Results of Operations

The period of January 1, 2021 to December 31, 2021 (audited).

Revenue. Total revenue for the period of January 1, 2021 to December 31, 2021 was $456,746.

Operating Expenses. Operating expenses for the period of January 1, 2021 to December 31, 2021 were $1,878,992.

Cost of Sales. Cost of sales for the period of January 1, 2021 to December 31, 2021 was $3,725,884.

Net Loss. Net Loss for the period of January 1, 2021 to December 31, 2021 was $6,347,096. These net losses were the result of business development costs, losses from cannabis crops and decreased marketing pricing for cannabis. The Company cannot assure when or if revenue will exceed operating costs.

The period of January 1, 2020 to December 31, 2020 (audited).

Revenue. Total revenue for the period of January 1, 2020 to December 31, 2020 was $296,961.

Operating Expenses. Operating expenses for the period of January 1, 2020 to December 31, 2020 were $4,841,389.

Cost of Sales. Cost of sales for the period of January 1, 2020 to December 31, 2020 was $3,540,421.

Net Loss. Net Loss for the period of January 1, 2020 to December 31, 2020 was $8,111,769. These net losses were the result of business development costs, delays with regulatory approvals and decreased cannabis, losses from hemp crops and sales and marketing expenses exchanged for stock options. The Company cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

The Company had net cash of $14,136 at December 31, 2021 and net cash of $35,710 as of December 31, 2020.

The Company will have additional capital requirements during 2022. The Company does not expect to be able to satisfy our cash requirements through sales, and therefore will attempt to raise additional capital through the sale of its securities in this Offering, and perhaps additional securities in additional offerings.

The Company cannot assure that it will have sufficient capital to finance its growth and business operations or that such capital will be available on terms that are favorable to it or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

Plan of Operations

The Company’s plan of operation for the 12 months following the commencement of this Offering was to continue the process of obtaining the necessary licensing for the operation of the Company’s business. The Company also planned continue to sell terpene-tipped pre-rolls to the retail market and to continue selling clones to the retail and wholesale markets. The Company intended to start selling “eighths” (1/8th of an ounce of cannabis) of its flowers to the market. The Company planned to manufacture oils to create distillates and terpenes. The Company intended to continue to establish its retail presence and to grow as a premium cannabis lifestyle brand.  In its farming and production operations, the Company intended to commence large scale cultivation which would allow the Company to also to sell wholesale flowers and do white label productions for other brands. The Company built out its mixed light/light deprivation system and greenhouse into a 67,000 square foot nursery for cultivation.

In January 2022, the company applied for and received an additional 20,000 square feet of cannabis cultivation permits increasing its total square feet pf cannabis cultivation to a total of 87,000 square feet. The Company will sell wholesale bulk flower and also continue to sell terpene-tipped pre-rolls and other flower products to the retail market. The Company plans to manufacture oils to create distillates and terpenes. Finally, the Company will explore products for the retail market. The Company has decided to shift focus away from hemp products for the time being, given the market conditions related to hemp, but to maintain its focus of establishing its retail presence into increased distribution and to grow its premium cannabis lifestyle brand.

In the Company’s opinion, the proceeds from this Offering may not satisfy its cash requirements and the Company anticipates it may be necessary to raise additional funds in the next twelve months to implement the plan of operations. The Company expects to have additional capital requirements during 2022 and 2023.  The Company does not expect to be able to satisfy its cash requirements through sales during 2022 and therefore will attempt to raise additional capital through the sale of its Shares in this Offering, and perhaps additional securities in additional offerings. The Company cannot assure that it will have sufficient capital to finance its growth and business operations or that such capital will be available on terms that are favorable to it or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

Trend Information

Because the Company has only recently taken its products to market, the Company is unable to identify any recent trends in revenue or expenses since the latest financial year. Thus, the Company is unable to identify any known trends, uncertainties, demands, commitments or events involving its business that are reasonably likely to have a material effect on its revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition. However, a great deal of uncertainty has recently arisen as a result of the coronavirus pandemic and the economic fallout it has caused. It is impossible at present to know all short term and long-term effects from the coronavirus pandemic and the economic fallout it has caused. If we are unable to react to changing consumer preferences, new laws and regulations, the short term and long-term effects from the coronavirus pandemic and the economic fallout it has caused, our sales could decrease and/or our business could be significantly and negatively affected.

Despite this, the Company believes that the market for its products and services will continue to improve if economic conditions in the United States improve, and if the legal sale of cannabis, both medicinally and recreationally, continues to gain general acceptance. Not specific to the Company, but the trends in the general market appear to favor a growing market outlook, with sales of medical and recreational cannabis increasing year over year (and reportedly increasing during the coronavirus pandemic) as more states legalize various uses of cannabis-related products. As a result, the Company sees a good opportunity for growth in its business operations, assuming the impact of the coronavirus pandemic does not significantly affect the Company long-term.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

The Company has identified the policies outlined below as critical to its business operations and an understanding of its results of operations. The list is not intended to be a comprehensive list of all of the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on the Company’s business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect the Company’s reported and expected financial results. Note that the Company’s preparation of the financial statements requires it to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

FASB ASU No. 2016-02 (Topic 842), “Leases” – Issued in February 2016, ASU No. 2016-02 established ASC Topic 842, Leases, as amended by subsequent ASUs on the topic, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a two-method approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases. The accounting applied by the lessor is largely unchanged from that applied under the existing lease standard. The Company will be required to record a right-of-use asset and lease liability equal to the present value of the remaining minimum lease payments and will continue to recognize expense on a straight-line basis upon adoption of this standard. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. In July 2018, the FASB issued an update ASU 2018-11 Leases: Targeted Improvements, which provides companies with an additional transition option that would permit the application of ASU 2016-02 as of the adoption date rather than to all periods presented. The Company plans to utilize this transition option when it adopts this standard on January 1, 2022 and plans to elect to use the transition practical expedients package available to it under this new standard. As a result of adoption of this standard, the Company will record a right-of-use asset and lease liability on January 1, 2022.

FASB ASU No. 2014-09 (Topic 606), “Revenue from Contracts with Customers” –In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. The FASB also issued subsequent amendments to ASU 2014-09 to provide clarification on the guidance. ASU 2014-09 will be effective for annual periods beginning after December 15, 2018, which for the Company will be in the period beginning January 1, 2019. The Company has performed its detailed evaluation, using a five-step model specified in the guidance, to assess the impacts of the new standard. The Company does not believe the adoption of this standard will have a material impact on its financial statements and related disclosures.

FASB ASU No. 2018-13 (Topic 820), “Fair Value Measurement” – Issued in August 2018, ASU 2018-13 modifies, removes and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements. ASU 2018-13 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. The Company does not believe the adoption of this standard will have an effect on its financial statements and related disclosures.

FASB ASU No. 2018-07 (Topic 718), “Compensation—Stock Compensation: Improvements to Nonemployee Share- Based Payment Accounting” – Issued in June 2018, ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. The new standard will be effective for the Company on January 1, 2019. Adoption of this guidance will not have a material impact on the Company’s financial condition or results of operations.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Revenue of $456,746 and $296,961 has been earned and recognized for the years ended December 31, 2021 and 2020, respectively.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant proportion of assets (not in the ordinary course of business) during the next 12 months.

Item 3. Directors and Officers

Please see information contained in section entitled  “DIRECTORS AND EXECUTIVE OFFICERS” in our SEC filing at https://www.sec.gov/Archives/edgar/data/0001780914/000178091421000008/0001780914-21-000008-index.htm

Item 4. Security Ownership of Management and Certain Securityholders

The following capitalization table sets forth information regarding beneficial ownership of the Company’s equity as of the date of this Form 1-K. There is beneficial ownership of the Company equity at the time of this Offering by its directors or executive officers as set out below in the capitalization table.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and include voting or investment power with respect to equity. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to the Company’s knowledge, each Shareholder named below possesses sole voting and investment power over their Shares, where applicable. Percentage of beneficial ownership before the Offering is based on 26,807,215 shares of outstanding stock as of the date of the Offering Circular filed with the SEC for this offering.

The following capitalization table sets forth information regarding beneficial ownership of all classes of the Company’s shares of common stock as of the date of this Form 1-K.

CAPITALIZATION TABLE

(1) Includes warrants for 14,618 shares of Class B Common Stock issued to broker-dealers and their assigns from the current and previous Regulation A offering. The warrants are exercisable at no cost for five years from the qualification date of the prior Regulation A offering. Any such shares, if the warrants are exercised, will be restricted shares under applicable securities laws and will not be free trading shares.

The equity of Goldenseed is held 91.5% by Red M Holdings, LLC, (“Red M Holdings”) a Delaware Limited Liability Company. 100% of the voting power of Goldenseed is held by Red M Holdings. 55% of the equity and 50.3% of the voting power in Red M Holdings is held by Calypso Ventures, LLC and the remaining 45% of the equity and 41.2% of the voting power in Red M Holdings, is held by Cruzin, LLC.

The manager of Red M Holdings, LLC is Dusty Road Investment Group, LLC.  Calypso Ventures, LLC is a Delaware Limited Liability Company where 69.5% of the equity and 80% of the voting power is held by Dusty Road Investment Group, LLC, 20% of the equity and 20% of the voting power is held by Geoffrey Dunn, one of Goldenseed’s directors, 7.5% of equity is held by Mark Vargas a private individual (with no voting power) and the remaining 3% of equity is held by Mike Dirnt a private individual (with no voting power)

The manager of Red M Holdings, LLC is Dusty Road Investment Group, LLC. Dusty Road Investment Group, LLC is a Delaware Limited Liability Company that owns 69.5% of Calypso Ventures, LLC.  For 69.5% of its ownership of Calypso Ventures, LLC, 25.415% of the equity (30.655 % of voting power) is held by Neil Brandom, CFO, CEO and director of Golden Seed, Inc., and 25.415% of the equity (30.655% of voting power) is held by Christopher Yelich, President and director of Goldenseed and 18.67% of the equity (18.67% voting power) is held by the estate of Scott Goldie, former CEO of Goldenseed. (After, and unrelated to, Scott Goldie’s death, Brandom and Yelich purchased 24% of Calypso Ventures, LLC owned by JR Richardson thereby increasing Dusty Road Investment Group, LLC’s ownership of Calypso Ventures, LLC from 56% to 69.5% and added two new, non-voting members for a total of 10.5% equity.) Dusty Road Investment Group, LLC is managed by its members. Cruzin, LLC is an entity owned and controlled by 100% by Angelo Mazzone, a director of Goldenseed.

The Company initially reserved 1,250,000 authorized Shares of Class B Common Stock for its Equity Incentive Plan. As shown in the Capitalization Table With Equity Incentive Plan below purposes of illustrating the potential dilution of the plan, 1,185,776 authorized Shares of Class B Common Stock remained available to be issued through said plan when this Offering was qualified. The Capitalization Table With Equity Incentive Plan below illustrates the dilution that will take place should all remaining 1,185,776 Shares of Class B Common Stock in the plan be issued. The Capitalization Table above reflects the actual Capitalization Table as of the date this Form 1-K is being filed.

Additionally, the Capitalization Table above and the Capitalization Table With Equity Incentive Plan below do not include a number of Shares of Class B Common Stock equivalent to 3% of the gross proceeds raised in the Offering, which will be exercisable by the broker-dealer or their assigns via warrants in the future based on the terms of said warrants, which provide that the warrants will be valued at the same $12.50 per share price to the public for the purpose of determining how many securities Dalmore will be issued. If this Offering is fully subscribed, and if these warrants are exercised, an additional 24,000 Shares of Class B Common Stock would be outstanding and would dilute all of the Company’s shareholders

CAPITALIZATION TABLE WITH EQUITY INCENTIVE PLAN

(1) Includes warrants for 14,618 shares of Class B Common Stock issued to broker-dealers and their assigns from the current and a previous Regulation A offering. The warrants are exercisable at no cost for five years from the qualification date of the prior Regulation A offering. Any such shares, if the warrants are exercised, will be restricted shares under applicable securities laws and will not be free trading shares.

For additional information, please see information contained in section entitled  “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our SEC filing at

https://www.sec.gov/Archives/edgar/data/0001780914/000178091421000008/0001780914-21-000008-index.htm

Item 5. Interest of Management and Others in Certain Transactions

As noted above, as of the date of this Form 1-K, Goldenseed is 91.5% owned by Red M Holdings, LLC. Equity and ownership in Red M Holdings, LLC (“Red M”) is owned by Calypso Ventures, LLC and Cruzin LLC.  Calypso Ventures, LLC is 55% owned and voting power is 50.3% and Cruzin is 45% owned and voting power is 41.2%.

Calypso Ventures, LLC is 69.5% owned by Dusty Road Investment Group, LLC (“DRIG”), 20% owned by Geoffrey Dunn (“DUNN”),7.5% is owned (with no controlling interest) by Mark Vargas a private individual and the remaining 3% equity is owned (with no controlling interest) by Mike Dirnt a private individual.  DRIG’s voting power is 80% and DUNN’s voting power is 20%.  DRIG is owned 25.415% by Neil Brandom, CFO, CEO of Business Operations and director of Goldenseed, Inc., 25.415% by Christopher Yelich, President and director of Goldenseed, and 18.67% owned by the estate of Scott Goldie, former CEO of Goldenseed.

Cruzin LLC is 100% owned and controlled by Angelo Mazzone, III.  Cruzin LLC owns 45% of Red M and voting power is 41.2%.

As such, 30.655% of Red M Holdings’ equity and 15.43% of Red M’s voting power is held by each of Brandom and Yelich. 18.67% of Red M’s equity and 9.4% of Red M’s voting power is controlled by the estate of Scott Goldie and 20% of Red M’s equity, 10.1% of Red M’s voting power is controlled by Geoffrey Dunn and 45% of Red M’s equity, 41.2% of Red M’s voting power is controlled by Mazzone.

Thus, 15.43% of the voting rights of Goldenseed, through the Company's Class A Shares are controlled by each of Brandom and Yelich and 9.4% controlled by the estate of Scott Goldie and 10.06% controlled by Geoffrey Dunn. Cruzin, LLC, owned 100% by Angelo Mazzone, III, controls 41.2% of the voting rights of Goldenseed

The Company leases the property upon which its cannabis plants are grown from Hollow Wave Holdings LLC (“Hollow Wave”).  Hollow Wave is 100% owned by Red M. Thus, the ownership structure detailed above for Red M applies to Hollow Wave. Goldenseed benefits from the common ownership held by Red M and Hollow Wave. That allows for the favorable lease agreement as well as other synergies with other farming operations owned by Red M.

There have been no transactions between the Company and Mazzone, Brandom, Yelich, the estate of Scott Goldie and/or Dunn (or any of the entities they own part of or control) in which Mazzone, Brandom, Yelich, the estate of Scott Goldie, or Dunn received any extra or special benefit not shared on a pro-rata basis by all of the holders of securities of the class of equity owned by them as shareholders of the Company.

As documented in the attached financial statements, through December 31, 2021, the Company had incurred $11,527,794 in debt and $1,163,893 in accrued interest from Red M Holdings, LLC and Hollow Wave Holdings, LLC~~,~~ Coastal Nursery LLC, Lucas, Austin, and Alexander LLC and Orinda Gateway, LLC , net of receivables from Calypso Ventures LLC, all related parties.  The debt began accruing interest at 12% per annum beginning January 1, 2021.  The debt reduction in the Use of Proceeds Table above will pay down a significant portion of the $11,527,794 intercompany debt owed to the related parties as of December 31, 2021. The remaining intercompany debt will be paid off when the Company’s cash flow from operations is sufficient to do so. Red M Holdings LLC will then pay down a loan between Red M Holdings, LLC and unrelated private individuals and NCS Associates, LLC, an entity owned 50/50 by Chris Yelich and Neil Brandom, officers and directors of the Company. The debt with NCS Associates, LLC accrues interest at a fixed rate of 12% per annum based on a 360-day year until the note is paid in full on or before its maturity date of December 15, 2022.

The amount to be repaid through proceeds in this Offering to Red M Holdings, and ultimately to Yelich and Brandom and the other related individuals by Red M Holdings, LLC, is $5,921,271. The amount to be paid to unrelated individuals is $0. The Company intends, as set out in the Use of Proceeds table, to repay $5,921,271 as follows: (a) Once $2,500,000 is raised, the Company intends to use $1,750,000 to pay down this debt; (b) Once a total of $5,000,000 is raised, the Company intends to use $3,250,000 to pay down this debt; (c) Once a total of $7,500,000 is raised, the Company intends to use $4,750,000 to pay down this debt; (d) Once a total of $10,000,000 is raised), the Company intends to use a total of $5,921,271 to pay down this debt. This schedule of repayment is subject to change based in the ultimate discretion of the Company.

$3,811,301 of the above indebtedness was incurred within one year of December 31, 2021. These funds from such indebtedness were used by the Company for operating expenses and capital purchases.

Please see additional information contained in section entitled  “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS” in our SEC filing at https://www.sec.gov/Archives/edgar/data/0001780914/000178091421000008/0001780914-21-000008-index.htm

Item 6. Other Information

None.

Item 7. Financial Statements

Please see attached audited financial statements following the signature page below

Item 8. Exhibits

Index to Linked Exhibits

Broker-Dealer Agreement	1A-1
Charters (including amendments)	1A-2A
Bylaws	1A-2B
Form of Subscription Agreement	1A-4
Material Contracts	1A-6

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Laguna Beach, California on April 28, 2022

GOLDEN SEED, INC.

By: /s/ Neil Brandom
Chief Financial Officer & Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title

By: /s/ Neil Brandom	Chief Executive Officer, Chief Financial Officer & Director
Golden Seed, Inc.
April 28, 2022

________________________________________________________________________

EXHIBIT

FINANCIAL STATEMENTS

________________________________________________________________________

Golden Seed, Inc. and subsidiary

Delaware Corporation

Consolidated Financial Statements and Independent Auditor's Report

December 31, 2021 and 2020

GOLDEN SEED, INC.
TABLE OF CONTENTS

	Page
INDEPENDENT AUDITOR'S REPORT	1-2
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2021 AND DECEMBER 31, 2020 AND FOR THE YEARS THEN ENDED:	
Consolidated Balance Sheets	3
Consolidated Statements of Operations	4
Consolidated Statements of Changes in Stockholders' Equity/(Deficit)	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7–24

To the Board of Directors of
Golden Seed, Inc.
Newport Beach, California

INDEPENDENT AUDITOR'S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Golden Seed, Inc. and subsidiary (the "Company") which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders' equity/(deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the results of its consolidated operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has not yet commenced its planned full-scale principal operations, has incurred net losses of $6,347,096 and $8,111,769 for the years ended December 31, 2021 and 2020, respectively, has not yet been able to generate sufficient cash from operating activities to fund ongoing operations, has current liabilities exceeding current assets by $12,500,068 as of December 31, 2021, and has limited liquid assets with $14,136 of cash available as of December 31, 2021. While cultivation, production and sale of marijuana is legal in California under California law, marijuana remains illegal at the federal law level and in many other states. The Company may be deemed to be directly engaged in illegal activity which may be subject to law enforcement actions by law enforcement authorities. In addition, the Company may have difficulty accessing the services of banks and obtaining various insurance products. The volatility of agricultural commodities and uncertainty surrounding federal taxation for cannabis related businesses may negatively impact the Company's revenues and profits. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC
Denver, Colorado
April 22, 2022

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

GOLDEN SEED, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2021 and 2020

	2021	2020
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 14,136	$ 35,710
Accounts receivable, net	19,967	19,637
Subscription receivable	61,825	-
Prepaid expense	40,120	33,513
Inventory	511,312	977,910
Advance to related parties	55,000	95,708
Total Current Assets	702,360	1,162,477
Non-Current Assets:		
Property and equipment, net	441,837	263,037
Total Non-Current Assets	441,837	263,037
TOTAL ASSETS	$ 1,144,197	$ 1,425,515
LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)		
Liabilities		
Current Liabilities:		
Accounts payable	$ 170,529	$ 299,631
Accrued expenses	178,889	386,823
Accrued interest	11,323	5,620
Accrued interest, related parties	1,163,893	-
Finance agreements	-	21,000
Note payable	150,000	150,000
Advances from related parties	11,527,794	7,716,493
Total Current Liabilities	13,202,428	8,579,567
Non-Current Liabilities:		
Equipment financing	19,399	24,468
Total Non-Current Liabilities	19,399	24,468
Total Liabilities	13,221,827	8,604,035
STOCKHOLDERS' EQUITY/(DEFICIT):		
Common Stock Par Value $0.00001:		
Class A Shares: 1,500 Shares Authorized; 1,000 Shares Issued and Outstanding as of December 31, 2021 and December 31, 2020.	-	-
Class B Shares: 35,000,000 Shares Authorized; 26,867,068 and 26,723,430 Shares Issued and Outstanding as of December 31, 2021 and December 31, 2020, respectively.	268	267
Additional Paid-In Capital	9,324,124	7,876,139
Accumulated Deficit	(21,402,022)	(15,054,926)
Total Stockholders' Equity/(Deficit)	(12,077,630)	(7,178,520)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)	$ 1,144,197	$ 1,425,515

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated financial statements.

GOLDEN SEED, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2021 and 2020

	2021	2020
Net revenues	$ 456,746	$ 296,961
Cost of goods sold	(358,736)	(222,721)
Cost of goods sold - impairment and crop losses	(3,367,148)	(3,317,700)
Gross profit/(loss)	(3,269,138)	(3,243,460)
Operating Expenses:		
Sales & marketing	520,951	3,542,893
General & administrative	1,358,041	1,223,496
Loss on investment	-	50,000
Loss on forfeited deposits	-	25,000
Total Operating Expenses	1,878,992	4,841,389
Loss from operations	(5,148,130)	(8,084,849)
Other Income/(Expense):		
Other income	-	3,000
Interest expense	(1,198,966)	(29,920)
Total Other Income/(Expense)	(1,198,966)	(26,920)
Net loss	$ (6,347,096)	$ (8,111,769)
Weighted average common shares outstanding - Basic and Diluted	26,800,129	26,523,481
Net loss per common share - Basic and Diluted	$ (0.24)	$ (0.31)

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated financial statements.

GOLDEN SEED, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)
For the years ended December 31, 2021 and 2020

	Stockholders' Equity						
	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity/ (Deficit)
	Number of Shares	Amount	Number of Shares	Amount			
Balance at December 31, 2019	1,000	$ -	26,012,750	$ 260	$ 1,945,840	$ (6,943,157)	$ (4,997,057)
Issuance of common stock for cash	-	-	698,180	7	3,905,793	-	3,905,800
Issuance of common stock for services	-	-	12,500	-	125,000	-	125,000
Stock option expense	-	-	-	-	2,404,800	-	2,404,800
Issuance of warrants	-	-	-	-	92,154	-	92,154
Offering costs	-	-	-	-	(597,449)	-	(597,449)
Net loss	-	-	-	-	-	(8,111,769)	(8,111,769)
Balance at December 31, 2020	1,000	$ -	26,723,430	$ 267	$ 7,876,139	$ (15,054,926)	$ (7,178,520)
Issuance of common stock for cash	-	-	125,414	1	1,368,648	-	1,368,649
Issuance of common stock for services	-	-	18,224		182,239	-	182,239
Stock option expense	-	-	-	-	-	-	-
Issuance of warrants	-	-	-	-	57,449	-	57,449
Offering costs	-	-	-	-	(160,351)	-	(160,351)
Net loss	-	-	-	-		(6,347,096)	(6,347,096)
Balance at December 31, 2021	1,000	$ -	26,867,068	$ 268	$ 9,324,124	$ (21,402,022)	$ (12,077,630)

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated financial statements.

GOLDEN SEED, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2021 and 2020

		2021		2020
Cash Flows From Operating Activities				
Net loss	$	(6,347,096)	$	(8,111,769)
Adjustments to reconcile net loss to net cash used in operating activities:				
Depreciation		35,995		18,971
Interest expense (non-cash)		1,163,893		-
Loss on joint venture		-		50,000
Loss on forfeiture of deposit		-		25,000
Loss on asset disposal		405		-
Loss on bad debt		2,544		-
Stock issued in exchange for services		182,239		125,000
Exchange of fixed asset for reduction in accounts payable		-		46,000
Stock option expense		-		2,404,800
Impairment to inventory held for sale		700,793		(3,317,700)
Changes in operating assets and liabilities:				
(Increase)/Decrease in trade receivables		(2,875)		29,538
(Increase)/Decrease in other receivables		-		-
(Increase)/Decrease in prepaid expense		(6,606)		70,396
(Increase)/Decrease in inventory		(234,195)		2,844,794
(Increase)/Decrease in deposits		-		54,537
Increase/(Decrease) in accounts payable and accrued payables		(331,333)		89,328
Increase/(Decrease) in pending investment		-		(23,000)
Net Cash Used In Operating Activities		(4,836,236)		(5,694,105)
Cash Flows From Investing Activities				
Purchase of property and equipment		(220,200)		(131,214)
Proceeds from sale of property		5,000		-
Investment in joint venture		-		(50,000)
Repayments on advances to related parties		40,708		8,480
Net Cash Used In Investing Activities		(174,492)		(172,734)
Cash Flows From Financing Activities				
Proceeds from financing agreements		-		38,184
Repayments to financing agreements		(26,069)		(41,013)
Proceeds from note payable		-		150,000
Proceeds from related party advances, net		3,811,301		2,336,570
Proceeds from issuance of common stock		1,306,823		3,905,800
Stock issuance costs		(102,901)		(505,295)
Net Cash Provided By Financing Activities		4,989,154		5,884,246
Net Change In Cash		(21,574)		17,408
Cash at Beginning of Period		35,710		18,303
Cash at End of Period	$	14,136	$	35,710
Supplemental Disclosure of Cash Flow Information				
Cash paid for interest expense	$	27,082	$	8,226
Cash paid for income taxes	$	7,700	$	-
Supplemental Disclosure of Non-Cash Financing Activities				
Broker compensation paid in warrants	$	57,449	$	92,154

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated financial statements.

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Golden Seed, Inc, (the "Company"), was initially formed as a limited liability company under the name Golden Seed, LLC and organized on November 8, 2017 under the laws of Delaware. The Company was formed to cultivate and distribute cannabis and cannabis related products in California in accordance with state and local government licenses and permits. The Company is majority owned by Red M Holdings, LLC (a Delaware limited liability company).

Red M Holdings, LLC also owns 100% of Hollow Wave Holdings, LLC, (a Delaware limited liability company) ("HWH"). The Company leases land from HWH and accepted an advance from HWH to pay for tenant improvements on the property it leases from HWH.

On May 23, 2019, the Company amended and restated the operating agreement to add a new member. As of such date, 98.5% was owned by Red M Holdings, LLC and 1.5% by an individual.

On June 20, 2019, Golden Seed LLC filed a certificate of conversion with the state of Delaware, converting the Delaware limited liability company into a Delaware corporation and accordingly renaming the Company from Golden Seed, LLC to Golden Seed, Inc. Golden Seed, Inc. authorized 35,001,500 shares of common stock, designated to two classes: Class A Common Stock (1,500 shares) and Class B Common Stock (35,000,000 shares), all with a par value of $0.00001 per share. Class B common stock does not carry voting rights. Commensurate with the conversion, 100% of the membership interests in Golden Seed, LLC were converted into 1,000 shares of Class A common stock and 24,999,000 shares of Class B common stock. The Company also adopted its Equity Incentive Plan (the "Plan") and reserved 1,250,000 shares of Class B common stock for issuance under the Plan.

In May 2019, the Company formed a limited liability company under the name Ohlone Coast Farms, LLC ("OCF"). OCF was formed to cultivate and distribute hemp and hemp related products in California in accordance with state and local government licenses and permits. As of December 31, 2021 and 2020 the Company owned 100% of OCF.

The Company commenced operations in January 2018 and its activities since inception have consisted of formation activities, staffing and recruitment, greenhouse improvements and propagation of cannabis clones and seeds. The Company is dependent upon additional capital resources for the commencement of its planned full-scale principal operations and is subject to significant risks and uncertainties; including failing to secure funding to execute the Company's planned operations or failing to profitably operate the business.

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in the Company's inability to proceed with its

See Independent Auditor's Report
7

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended business plan, especially in respect of its marijuana cultivation, production and dispensaries. In addition, its assets, including real property, cash, equipment and other goods, could be subject to asset forfeiture because marijuana is still federally illegal.

In March 2020, the World Health Organization declared the outbreak of novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. The Company is dependent on fundraising activities to support operations until the Company is able to generate profits sufficient to support operations. Stay at home orders and other regulations could affect the Company's ability to operate, though the impact of such has been minimal to date.

In June 2021, the Company's chief executive officer passed away and was replaced by a Board member. During July 2021, a new farm manager for cannabis operations was hired and began major improvements to greenhouses and facilities infrastructure. As of December 31, 2021, Phase 1 of the greenhouse and facilities improvements were complete and Phase 2 will begin in early 2022.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). These consolidated financial statements include all accounts of Golden Seed, Inc., along with its wholly owned subsidiary, Ohlone Coast Farms, LLC. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company's cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. As of December 31, 2021

See Independent Auditor's Report
8

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended and December 31, 2020, the Company carried allowances against receivables of $2,544 and $0, respectively.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the first in, first out (FIFO) cost method. All direct and indirect costs of growing crops are accumulated until the time of harvest and certain costs may be deferred and allocated to growing crops. Harvested crops are recorded at the lesser of cost or the net realizable value.

	12/31/2021	12/31/2020
Raw materials	$ -	$ 31,297
Growing crops	224,696	125,172
Finished goods	286,616	821,441
Total Inventory	$ 511,312	$ 977,910

The inventory balance as of December 31, 2021 and 2020, consisted of cannabis mother stock, flower, pre-rolls, clones, employee wages and related payroll taxes, payments made to independent contractors, bulk biomass and trim, in addition to other materials and supplies needed for the propagation, greenhouse operations, and packaging of cannabis products.

The Company records impairment and obsolescence reserves against its inventory balances as deemed necessary. Mold and other crop issues during the 2021 and 2020 cultivation and harvest compromised the inventory, along with costs exceeding the net realizable values of harvested and growing crops, resulted in inventory impairment charges totaling $3,367,148 and $3,317,700 for the years ended December 31, 2021 and 2020, respectively.

The Company has authorized a distribution agreement with its largest customer during February 2020. The customer notifies the Company on a bi-monthly basis of sales activity and the Company records revenue and receives payment. The Company authorizes the replenishment of consignment inventory based on orders placed by the customer. The customer does not purchase the inventory until the product has sold. The customer receives a 15% distribution fee on all its sales of the Company's products. As of December 31, 2021 and 2020, the Company has inventory on consignment of $0 and $142,292, respectively. The Company paid $34,693 and $38,325 in distribution fees for the years ended December 31, 2021 and 2020, respectively.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 as property and equipment and depreciates such assets on a straight-line basis over estimated useful lives, which is currently estimated at 8-39 years for the Company's property and

See Independent Auditor's Report
9

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended equipment. Management periodically evaluates assets for impairment and writes off capitalized costs as necessary. As of December 31, 2021 and 2020, no property and equipment has been impaired.

As of December 31, 2021 and 2020, property and equipment consisted of the following:

	12/31/2021	12/31/2020
Building improvements	$ 171,749	$ 36,572
Tenant improvements	179,495	50,480
Equipment & Vehicles	157,910	149,661
Work in process	-	58,619
Property and equipment, at cost	509,154	295,332
Less: Accumulated depreciation	(67,317)	(32,295)
Property and equipment, net	$ 441,837	$ 263,037

Work in process of $58,619 as of December 31, 2020 was completed in early 2021 and was transferred into building improvements. Work in process as of December 31, 2021 is $0. Depreciation expense totaled $35,995 and $18,971 for the years ended December 31, 2021 and 2020, respectively.

Subscription Receivable

The Company records stock issuances at the effective date. If the contribution is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables were not received prior to the issuance of consolidated financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to the stockholders' equity/(deficit) on the balance sheet.

Accrued Expenses

Accrued expenses totaled $190,212 and $392,443 as of December 31, 2021 and 2020, respectively. The Company charges accrued but unpaid costs that pertain to wages, payroll taxes and workers compensation insurance, interest expense, and ordinary operational expenses necessary to run the business to accrued expenses. Accrued expenses as of December 31, 2021 pertains to wages, payroll taxes and insurance of $56,156, $11,323 pertains to accrued interest, and $122,733 pertains to ordinary operational expenses. As of December 31, 2020, $219,067 pertains to wages, payroll taxes and insurance, $5,620 pertains to accrued interest, and $167,756 pertains to ordinary operational expenses.

Fair Value of Financial Instruments

Financial Accounting Standards Board ("FASB") guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in

See Independent Auditor's Report
10

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Revenue Recognition

ASC Topic 606, "Revenue from Contracts with Customers" establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity's contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. The Company's revenues consist of sales of cannabis flowers, plants, concentrates and distillates and trim and pre-rolls. Revenue is recognized when the product is shipped to or accepted on delivery by the customer.

Cost of Goods Sold

The Company uses FIFO method to determine the amount of inventory to relieve relative to sales revenue recorded. Costs that flow through cost of goods sold consist of cannabis mother stock, flower, pre-rolls, clones, hemp, employee wages and related payroll taxes, payments made to independent contractors, bulk biomass and trim, in addition to other materials and supplies needed for the propagation, greenhouse operations, and packaging of cannabis products. Cost of goods sold

See Independent Auditor's Report
11

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended of $358,736 and $222,721 has been recognized for years ended December 31, 2021 and 2020, respectively. Impairment charges against inventory are recorded to costs of goods sold as incurred.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, *"Other Expenses – Advertising Cost."* Advertising expenses recognized totaled $520,951 and $3,542,893 for the years ended December 31, 2021 and 2020, respectively.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company's stock options has been determined utilizing the "simplified" method for awards that qualify as "plain-vanilla" options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders' equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

Loss on Investment

During January 2020, the Company's subsidiary, Ohlone Coast Farms, LLC, entered into a joint venture agreement to engage in manufacturing, packaging and marketing and the sale of hemp pre-

See Independent Auditor's Report
12

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended rolls and contributed $50,000 dollars towards operating costs. On June 19, 2020, the parties agreed to terminate the joint venture and the investment was written down to $0 during the year ended December 31, 2020.

Income Taxes

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company's financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Beginning June 21, 2019, the Company is subject to corporate income tax. Tax expense recognized in profit or loss compromises the sum of current and deferred taxes not recognized in other comprehensive income or directly in equity.

Current Tax
Current tax assets and/or liabilities comprise those claims from, or obligations to, fiscal authorities relating to the current or prior reporting periods that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from net loss in the consolidated statements of operations. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred Tax
Deferred taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted for substantively enacted by the end of the reporting period. Deferred tax liabilities are always provided for in full.

Deferred tax assets are recognized to the extent that it is possible that they will be able to be utilized against future taxable income. Deferred tax asset and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxing authority.
Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense

See Independent Auditor's Report
13

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity.

The Company estimates it has deferred tax assets of $4,164,896 and $2,389,793 as of December 31, 2021 and 2020, respectively. The deferred tax asset as of December 31, 2021 consists of $3,829,383 related to net operating loss carryforwards and $335,513 related to book to tax differences on non-cash interest expense. The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2021 and 2020, and no history of generating taxable income. Therefore, a valuation allowance of $4,164,896 and $2,389,793 was recorded as of December 31, 2021 and 2020, respectively. Deferred tax assets were calculated using the Company's combined tax rate, which it estimated to be 28%. The effective rate is reduced to 0% for 2021 and 2020 due to the full valuation allowance on its net deferred tax assets.

The Company's ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. The Company filed its tax returns for 2020 and at December 31, 2021, while the Company has not yet filed its 2021 tax returns, it estimates it will have net operating loss carryforwards available to offset future taxable income in the amount of $11,619,291 for federal tax return and $18,156,471 for state tax return.

As the Company operates in the cannabis industry, it is subject to the limitations of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowed under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.

Earnings per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021 and 2020, diluted net loss per share is the same as basic net loss per share.

See Independent Auditor's Report
14

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet commenced its planned full-scale principal operations, has incurred net losses of $6,347,096 and $8,111,769 for the years ended December 31, 2021 and 2020, respectively, has not yet been able to generate sufficient cash from operating activities to fund ongoing operations, has current liabilities exceeding current assets by $12,500,068 as of December 31, 2021, and has limited liquid assets with $14,136 of cash available as of December 31, 2021. While cultivation, production and sale of marijuana is legal in California under California law, marijuana remains illegal at the federal law level and in many other states. The Company may be deemed to be directly engaged in illegal activity which may be subject to law enforcement actions by law enforcement authorities. In addition, the Company may have difficulty accessing the services of banks and obtaining various insurance products. The volatility of agricultural commodities and uncertainty surrounding federal taxation for cannabis related businesses may negatively impact the Company's revenues and profits. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

The Company's future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support operations. The Company will be required to raise additional funds through public or private financing, additional collaborative relationships, or other arrangements until revenues increase to a point of positive cash flow.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: DEBT

Note Payable

On June 26, 2020, the Company's wholly owned subsidiary, Ohlone Coast Farms, LLC received a secured disaster loan from the U.S. Small Business Administration in the amount of $150,000. The note accrues interest at 3.75% per annum and is due in thirty years. Repayment of the loan began on June 25, 2021 at $731 per month. Accrued interest totaled $8,656 and $2,953 as of December 31, 2021 and 2020, respectively, and interest expense totaled $5,703 and $2,953 for the years ended December 31, 2021 and 2020, respectively on this note. The balance due on the note was $150,000 as of December 31, 2021 and 2020.

See Independent Auditor's Report
15

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

Vehicle Financing

On February 22, 2019, the Company purchased a cannabis compliant delivery van and financed it with Ally Financial Lease Trust. The financing is for $39,200 over five years, with interest at 2.1% annually, and requiring monthly payments of $672. The loan is collateralized by the van, which is carried at a net book value of $24,967 and $29,879 as of December 31, 2021 and 2020, respectively. The balance due as of December 31, 2021 and 2020 was $19,399 and $24,468, respectively.

NOTE 5: EQUITY

Capital Structure

Upon the June 20, 2019 conversion to a corporation, the Company authorized 35,001,500 shares of common stock, designated to two classes: Class A Common Stock (1,500 shares) and Class B Common Stock (35,000,000 shares), all with a par value of $0.00001 per share. Class B common stock does not carry voting rights. The Company has 1,000 shares of Class A common stock and 26,867,068 shares of Class B common stock issued and outstanding as of December 31, 2021. The Company has 1,000 shares of Class A common stock and 26,723,430 shares of Class B common stock issued and outstanding as of December 31, 2020.

On August 27, 2020, Golden Seed, Inc. amended and restated its bylaws, which authorized that all Class B Common Stock sold through the Regulation A stock offering shall have a preference as follows: (i) In the event of a merger resulting in acquisition of controlling interest of the Company or an acquisition of controlling interest of the Company by another entity, or (ii) In the event of the corporation holding an initial public offering and registering as a publicly traded company, each share of Class B Common Stock initially sold through the Regulation A stock offering shall entitle its holder to receive out of proceeds of such a merger, acquisition or public stock offering involving registration as a public company, the following preference:

(a) If the compensation per share received by the Company through one of the aforementioned events is at a valuation per share lower than the valuation per share at which the Class B Common Stock was sold in the Regulation A offering, then all Class B Common Stock shareholders for shares issued through the Regulation A offering (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events), shall receive one and one half times the price per share paid for the shares in the Regulation A offering.

(b) If the compensation per share received by the Company through one of the aforementioned events is at a valuation equal to or higher than the valuation of at which the Class B Common Stock was sold in the Regulation A offering, then all Class B Common Stock shareholders for shares issued through the Regulation A offering (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events), shall participate pari passu with all other shareholders of all classes of the corporations securities, and no preference shall apply.

See Independent Auditor's Report
16

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

The Company also added new categories of officers and added a supermajority vote requirements to some Board of Directors decisions.

Common Stock

On June 20, 2019, the membership interests in Golden Seed, LLC were converted into 1,000 shares of Class A common stock and 24,999,000 shares of Class B common stock of Golden Seed, Inc.

During the year ended December 31, 2020, the Company issued 365,000 shares of Class B common stock at $2.00 per share for gross proceeds of $730,000 and issued 26,000 shares of Class B common stock at $4.00 per share for gross proceeds of $104,000.

On January 6, 2020, the Company initiated a Regulation A stock offering of up to $10,000,000 of its Class B Common Stock. As of December 31, 2020, the Company has issued 307,180 shares at $10 per share, providing gross proceeds of $3,071,800 through the Regulation A offering.

During the year ended December 31, 2021, the Company issued 112,914 shares of Class B Common Stock, of which 67,111 were at $10 per share and 45,803 were at $12.50 per share, providing gross proceeds of $1,243,649. The Company recorded a subscription receivable of $61,825 as of December 31, 2021 related to this offering. In addition, the Company issued 12,500 shares of Class B common stock for $10 per share providing gross proceeds of $125,000 under a Regulation D offering.

The Company's broker dealer in the Regulation A stock offering in 2020 is entitled to 9,214 of cashless warrants for the purchase of Class B Common Stock equal to 3% of gross shares raised in the 2020 offering. The fair value of the warrants was estimated to be $92,154 based on $10 per share pricing in the Regulation A offering and cashless exercise provision. The Company recorded $92,154 of additional paid-in capital for offering costs with an offsetting entry to additional paid-in capital for a $0 impact to equity. These warrants were recorded when earned in 2020 but were not formally issued until 2021. In 2021, the Company issued additional cashless warrants for the purchase of 5,404 shares of Class B Common Stock and recorded offering costs associated with such of $57,449. As of December 31, 2021, the Company had warrants for 14,618 warrants outstanding with cashless exercise, and an expiration date of 5 years after issuance.

In February of 2020, the Company entered into a restricted stock award agreement containing a future share commitment which effectively operates as an option and as such is recorded and valued as an option. The holder of the option agreement may purchase up to 300,000 shares of Class B common stock for cash investments of $600,000. The Company recorded $2,404,800 in sales and marketing expense in the statement of operations for the year ended December 31, 2020 as the estimated fair value of the options issued. The options expire on February 21, 2022 and no options have been exercised as of the date of this report. The options vested in 2020 based on achievement of the vesting milestones.

See Independent Auditor's Report
17

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted in February 2020:

	Year Ended December 31, 2020
Shares	300,000
Fair market value of stock	$10
Exercise price	$2
Risk-free interest rate	1.56%
Expected term (in years)	6 months
Expected volatility	50%
Exercise period	1/10/21 to 1/10/22
Black-Scholes fair value per share	$8.02
Grant-date fair market value of options	$2,404,800

Equity Incentive Plan

On June 20, 2019, the Company also adopted its Equity Incentive Plan (the "Plan") and reserved 1,250,000 shares of Class B common stock for issuance under the Plan. There are 1,214,276 of Class B common stock available for issuance under the Plan as of December 31, 2021.

The Company granted restricted stock award shares of Class B common stock from its equity incentive program of 18,224 shares and 12,500 shares in 2021 and 2020, respectively. The awards were in exchange for $182,239 of management and sales and marketing expenses and $125,000 of sales and marketing expenses in the statements of operations for the years ended December 31, 2021 and 2020, respectively.

NOTE 6: CANNABIS PERMIT

During 2020 the Company operated compliantly and received all of the necessary extensions of its temporary licenses for cultivation, nursery and distribution of retail sales of cannabis and cannabis related products.

After applying for its annual licenses, the Company received a provisional license for each activity for which a license is required for current operations (Cultivation, Nursery, and Distribution). The provisional licenses provided the Company with a full panoply of licensee to licensee rights and obligations that would otherwise be conferred upon and imposed upon an annual licensee.

See Independent Auditor's Report
18

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

As of December 31, 2021, the Company has received annual licenses for 67,000 square feet of cannabis cultivation and unlimited nursery space. In January 2022, the Company received additional licenses for another 20,000 square feet of cannabis cultivation, for a total of 87,000 square feet. The Company has also received annual licenses for distribution and processing. These licenses replace and expand upon the previously issued provisional licenses.

NOTE 7: RELATED PARTY TRANSACTIONS

Red M Holdings, LLC ("Red M") owned 91.7% and 92.1% of Golden Seed, Inc. as of December 31, 2021 and 2020, respectively. Red M owns 100% of Hollow Wave Holdings, LLC as of December 31, 2021 and 2020. The advances from these entities described below carry no interest rate nor maturity date. Management intends to repay these entities when cash flow from operations is sufficient to do so and believes this will occur within the next 18 to 24 months.

Calypso Ventures, LLC owns 55% (50% voting interest) of Red M Holdings, LLC. The advance to this entity does not carry an interest rate nor maturity date, and management intends to collect from this related party within the next 18 months. Coastal Nursery, LLC and Yellow Dirt Road, LLC are owned 100% by Monterey Bay Ornamental Farms, LLC. Calypso Ventures, LLC owns 50% of Monterey Bay Ornamental Farms, LLC. Orinda Gateway, LLC is owned 100% by Brookside Land Company, LLC, an entity owned 100% by Lucas, Austin and Alexander, LLC.

The individual owners of Lucas, Austin and Alexander, LLC own an interest in Calypso Ventures, LLC collectively of 72.5%. During 2021, the membership interests in Calypso Ventures, LLC were amended and Lucas, Austin and Alexander, LLC's membership interest increased from 56% to 72.5%. The advances from these entities carry no interest rate nor maturity date. Management intends to repay these entities when cash flow from operations is sufficient to do so and believes this will occur within the next 18 to 24 months.

See Note 8- Leases and Note 10 - Subsequent events for other related party transactions.

See Independent Auditor's Report
19

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

	12/31/2021	12/31/2020
Red M Holdings, LLC	$ 8,468,545	$ 4,878,419
Hollow Wave Holdings, LLC	1,758,678	1,574,190
Coastal Nursery, LLC	132,899	119,080
Lucas, Austin & Alexander, LLC	693,748	670,880
Orinda Gateway, LLC	473,924	473,924
Total Intercompany Payables	$ 11,527,794	$ 7,716,493
Calypso Ventures, LLC	55,000	55,000
Yellow Dirt Road, LLC	-	40,708
Total Intercompany Receivables	$ 55,000	$ 95,708
	$ 11,472,794	$ 7,620,785

Accrued Interest Related Party

The Company has held related party debt on its books since 2018 and as of December 31, 2020 the debt did not accrue interest expense for the debt. Beginning January 1, 2021 the Company began accruing interest on the related party debt at 12% annual compound interest. The Company will repay the related party debt and accrued interest when operational cash flow is sufficient to do so.

	12/31/2021	12/31/2020
Red M Holdings, LLC	$ 833,429	$ -
Hollow Wave Holdings, LLC	196,142	-
Coastal Nursery, LLC	16,027	-
Lucas, Austin & Alexander, LLC	60,635	-
Orinda Gateway, LLC	57,660	-
Accrued Interest Related Party	$ 1,163,893	$ -

Interest expense to related parties totaled $1,163,893 and $0 for the years ended December 31, 2021 and 2020, respectively.

See Independent Auditor's Report
20

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

NOTE 8: COMMITMENTS AND CONTINGENCIES

Claims and Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2021 and 2020, there were pending legal actions as noted below. However, none required an accrual for contingent liability.

The Company signed an employment settlement agreement in the amount of $110,000 to be paid in a lump sum of $50,000 on June 1, 2021 and six $10,000 monthly payments starting on July 1, 2021. The Company made the final payment per the agreement on November 22, 2021. The obligation has been fully satisfied.

The Company's attorney has received a notice of legal action related to a facility lease entered into on September 20, 2019. The notice is seeking damages of approximately $304,000. The Company vacated the property on May 26, 2020 and is in receipt of an itemized list of alleged past due amounts. On June 26, 2020 the Company agreed to pay a total of $304,186 of outstanding lease payments, property taxes and insurance related to the lease by making specified payments until amount is paid in full on or before June 26, 2021. On July 26, 2021 the Company agreed to an amended lease payment plan with specified payments until the amount was paid in full on or before January 1, 2022. However, the Company made the final payment due on December 30, 2021 and debt is fully satisfied as of December 31, 2021.

The Company entered into a sublease on November 21, 2019 and negotiated a surrender and termination of the sublease. In June 2020, the Company agreed to a termination fee of $59,037 and made specified monthly payments and the balance was paid in full December 31, 2020.

The Company entered into a lease on June 14, 2019 that required bi-annual lease payments of $24,090. The Company vacated the facility in August 2020 and made an informal arrangement to make monthly payments of $4,015 from July to December 2020 and find a sub-tenant. The Company made two of the six payments during 2021 and owes $16,060 in unpaid lease payments as of December 31, 2021. No formal action has been filed.

Leases

In 2020, the Company leased land for its cannabis and hemp operations from four landowners and one sub-tenant. The Company discontinued its hemp operations during 2020 and terminated its leases that pertained to hemp operations. As of 2021, the Company maintains one lease for land from a landowner that is a related party, Hollow Wave Holdings, LLC. Hollow Wave Holdings, LLC is owned 100% by Red M Holdings, LLC. The terms of the lease indicate annual lease payments of $1,200 until such time that the Company's cash flow is positive and stabilized, when the lease will then convert to a market rate. The market rate is currently estimated at $2,200 per acre, as conveyed in the table below. Rent expense totaled $1,200 and $668,436 for the years ended December 31, 2021 and 2020, respectively.

See Independent Auditor's Report
21

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended

Common Stock Issuances

The Company continues to offer Class B Common Stock under its Regulation A stock offering of up to $10,000,000. From January 1, 2022 to April 6, 2022 the Company has issued 15,231 shares at $12.50 per share, providing gross proceeds of $190,388 through the Regulation A offering.

Commitments and Contingencies

Calypso Ventures, LLC, is a related party and an owner in Red M Holdings, LLC. Red M Holdings, LLC is a shareholder of the Company. An individual has filed a formal complaint with Calypso Ventures, LLC regarding his interest in Calypso Ventures, LLC, and by extension, his interest in the Company. The above action was resolved on January 6, 2022. As noted previously, there is no impact to the Company and as such no amount was recorded for potential damages in these consolidated financial statements.

Management's Evaluation

Management has evaluated subsequent events through April 22, 2022, the date the consolidated financial statements were available to be issued. No additional material subsequent events were identified.

See Independent Auditor's Report
24

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021 and 2020 and for the years then ended for annual periods beginning after December 15, 2018, which for us will be in the period beginning January 1, 2019. We have performed our detailed evaluation, using a five-step model specified in the guidance, to assess the impacts of the new standard. The Company does not believe the adoption of this standard had a material impact on its consolidated financial statements and related disclosures.

NOTE 10: SUBSEQUENT EVENTS

Intercompany Financing

From January 1, 2022 to March 31, 2022 the Company received additional advances from related parties to cover operational cash deficiencies in the net amount of $317,555. Due to the nature of the cannabis industry it is difficult for the Company to open a bank account. Net proceeds from the Regulation A stock offering are received by Red M Holdings, LLC, a related party, and then advanced to the Company.

Equity Incentive

The Company granted restricted stock award shares of Class B common stock from its equity incentive program of 28,500 shares. The awards were in exchange for $137,500 of employee bonuses, $125,000 of consultant services and $93,750 of sales and marketing expenses.

See Independent Auditor's Report
23